Exhibit 10.1

SECOND AMENDMENT TO LOAN AGREEMENT AND WAIVER

This Second Amendment to Loan Agreement and Waiver (this “Amendment”) is entered into as of August 4, 2009 by and among Design Within Reach, Inc., a Delaware corporation (“Borrower”), Wells Fargo Retail Finance, LLC, individually and as administrative agent (“Agent”) under the Loan Agreement referred to below, and the other financial institutions signatory hereto as lenders.

W I T N E S S E T H :

WHEREAS, Borrower, the lenders party thereto (“Lenders”) and Agent entered into that certain Loan, Guaranty and Security Agreement dated as of February 2, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Loan Agreement);

WHEREAS, on the date hereof, Borrower is entering into that certain Securities Purchase Agreement (the “Stock Purchase Agreement”) by and between Borrower and Glenhill Special Opportunities Master Fund LLC (“Glenhill”), pursuant to which Borrower has agreed to sell certain shares of its common and preferred stock to Glenhill (the “Stock Sale”);

WHEREAS, Borrower has requested and the Lenders have agreed to amend the Loan Agreement and consent to the Stock Sale and waive any Default or Event of Default resulting therefrom, all subject to the terms and conditions hereof; and

WHEREAS, this Amendment shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Loan Agreement. Upon the “Effective Date” (as defined below), the Loan Agreement shall be amended as follows:

(a) Section 1.1 of the Loan Agreement shall be amended by (i) deleting the defined terms “Control Exercise Notice”, “Corporate Wholesale Receivables”, “Gross Collateral Availability”, “Revolver Increase Notice”, “Securities Account Availability Agreement” and “Triggering Event” set forth therein in their entirety and (ii) replacing the definitions of “Applicable Margin”, “Average Availability”, “Base Rate”, “Borrowing Base”, “Eligible Accounts” and “Maximum Revolver Amount” with the following, respectively:

““Applicable Margin” means, as of the Second Amendment Effective Date, the rates for Base Rate Loans, LIBOR Rate Loans, Documentary Letters of Credit and Standby Letters of Credit set forth below; provided that from the Second Amendment Effective Date until the last day of the fiscal quarter ending September 30, 2009, the Applicable Margin shall be the applicable rates per annum set forth below in Level II:

Level	Average Availability	Base Rate Loans	LIBOR Rate Loans	Documentary Letters of Credit	Standby Letters of Credit
I	Greater than $7,500,000	2.00%	3.00%	2.50%	3.00%
II	Greater than $4,000,000 but less than or equal to $7,500,000	2.25%	3.25%	2.75%	3.25%
III	Less than or equal to $4,000,000	2.50%	3.50%	3.00%	3.50%

The Applicable Margin shall be adjusted quarterly as of the first day of each calendar quarter, based upon the Average Availability for the immediately preceding calendar quarter. If, as a result of any restatement of or other adjustment to the financial statements of the Credit Parties or for any other reason, the Agent or Required Lenders determine that (a) the Applicable Margin as calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Applicable Margin would have resulted in a higher level of pricing for any period, then the Borrower shall automatically and retroactively be obligated to pay to the Lender Group, and shall pay to the Lender Group promptly on demand by the Agent or Required Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.”

““Average Availability” means for any calendar quarter an amount equal to the Availability of Borrower for each day of such calendar quarter divided by the actual number of days in such calendar quarter, as determined by Agent, which determination shall be conclusive absent manifest error.”

““Base Rate” means, for any day, a per annum rate of interest equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest announced from time to time within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate and (c) the LIBOR Rate on such day for a one month Interest Period plus 1%. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by

Agent from three Federal funds brokers of recognized standing selected by it. If for any reason Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the “prime rate” or the Federal Funds Effective Rate shall be effective on the effective date of such change in the “prime rate” or the Federal Funds Effective Rate, respectively.”

““Borrowing Base” means, as of any date of determination, the result of:

(a)	90% of Eligible Accounts, plus

(b)	85% (or, if such date of determination is on or before the date that is 120 days after the Second Amendment Effective Date, 90%) times the then extant Net Liquidation Percentage times the Cost of Eligible Inventory, minus

(c)	the aggregate amount of Reserves, if any, established by Agent.”

““Eligible Accounts” means those Accounts consisting of Credit Card Receivables that are created by any Credit Party in the ordinary course of its business, that arise out of such Credit Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated at face value, net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Credit Card Receivables that the applicable Credit Card Processor has failed to pay within 5 days after the applicable sale date;

(b) Credit Card Receivables owed by an Account Debtor (or its Affiliates) where 50% or more of all Credit Card Receivables owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Credit Card Receivables that are not payable in Dollars or Canadian Dollars,

(d) Credit Card Receivables with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof or Canada, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Credit Card Receivable is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Credit Card Receivable is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(e) Credit Card Receivables with respect to which the Account Debtor is subject to an Insolvency Proceeding, or as to which any Credit Party has received notice of an imminent Insolvency Proceeding,

(f) Credit Card Receivables, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(g) Credit Card Receivables that are not subject to a valid and perfected first priority Agent’s Lien or are not subject to a Credit Card Agreement, or

(h) Credit Card Receivables with respect to which Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset.”

““Maximum Revolver Amount” means $20,000,000.”

(b) Section 1.1 of the Loan Agreement shall be further amended by adding the following new definitions thereto in the appropriate alphabetical order:

““New Proceeds” means the “New Proceeds”, as defined in the Second Amendment.”

““Proceeds Account” has the meaning set forth in Section 2.7(f).”

““Second Amendment” means that certain Second Amendment to Loan Agreement and Waiver dated as of August 4, 2009 by and among Borrower, Agent and the Lenders signatory thereto.”

““Second Amendment Effective Date” means the “Effective Date”, as defined in the Second Amendment.”

““US Bank Proceeds means the “US Bank Proceeds”, as defined in the Second Amendment.”

(c) The definition of “Availability” set forth in Section 1.1 of the Loan Agreement shall be amended by deleting the text “but without regard to Section 7.15” where it appears in such definition.

(d) The definition of “Eligible In-Transit Inventory” set forth in Section 1.1 of the Loan Agreement shall be amended by deleting the reference to “$3,000,000” appearing in the last sentence of such definition and substituting “$1,000,000” therefore.

(e) The definition of “Loan Documents” set forth in Section 1.1 of the Loan Agreement shall be amended by deleting the text “the Securities Account Availability Agreement,” where it appears in such definition.

(f) The definition of “Revolver Commitment” set forth in Section 1.1 of the Loan Agreement shall be amended by deleting the text “increased pursuant to Section 2.2 or” where it appears in such definition.

(g) Section 2.1(a) of the Loan Agreement shall be amended by deleting the last sentence thereof (beginning with the text “Notwithstanding the foregoing”) in its entirety.

(h) Section 2.2 of the Loan Agreement shall be amended by deleting such Section in its entirety and substituting therefore the text “[Intentionally Omitted]”.

(i) Clause (b) of Section 2.7 to the Loan Agreement shall be amended and restated by deleting the text “provided, so long as no Triggering Event shall have occurred and be continuing, Agent shall permit all funds in any Concentration Account to be forwarded, by daily sweeps, to the Designated Account” appearing therein in its entirety.

(j) Clause (b) of Section 2.7 to the Loan Agreement shall be further amended by deleting the last sentence thereof (beginning with the text “For purposes of clarification”) in its entirety.

(k) Clause (c) of Section 2.7 to the Loan Agreement shall be amended and restated in its entirety as follows:

“(c) With respect to each Concentration Account, each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the applicable Credit Party, in form and substance acceptable to Agent in its Permitted Discretion. Each Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Concentration Account and proceeds thereof are subject to the control of Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Concentration Account other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment, and (iii) the applicable Cash Management Bank will forward by daily sweep all amounts in the applicable Concentration Account to the Agent’s Account or as otherwise directed by Agent to prepay the Obligations in such order as set forth in Section 2.4(b); provided, that any such prepayments of the Loans pursuant to this Section 2.7(c) may be reborrowed subject to Section 3.2.”

(l) Section 2.7 of the Loan Agreement shall be further amended by adding a new clause (f) immediately following clause (e) of such Section as follows:

“(f) On or prior to the Second Amendment Effective Date, Borrower shall have deposited the US Bank Proceeds and the New Proceeds into a Deposit Account maintained by Borrower with Agent or an Affiliate thereof that is subject to Agent’s exclusive control and dominion (the “Proceeds Account”). Notwithstanding the foregoing, Borrower shall upon request (subject to the conditions set forth below) be permitted to utilize certain amounts on deposit in the Proceeds Accounts for general corporate purposes (other than to make any dividend or distribution to any equityholder of Borrower) until either (i) the balance of the Proceeds Account falls below $5,000,000 or (ii) an Event of Default occurs and is continuing, in either case, at which time the funds remaining in the Proceeds Account may at the sole option of Agent be applied to prepay the Obligations in such order as set forth in Section 2.4(b); provided, that any such prepayments of the Loans pursuant to this Section 2.7(f) may be reborrowed subject to Section 3.2. Agent hereby agrees that upon written request from Borrower received by Agent at least forty-eight (48) hours in advance of the date on which Borrower is requesting any Requested Amount (as defined below), Agent shall (or shall cause its Affiliate to) wire the Requested Amount to such accounts as directed by Borrower. Pursuant to any such written request Borrower shall specify (x) that both before and after giving effect to the use of the Requested Amount by Borrower, no Default or Event of Default has occurred, (y) that all representations and warranties of Borrower made in this Agreement and in the other Loan Documents are true and correct as of the date of such request, with the same effect as though made on such date (except to the extent expressly stated to relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date) and (z) the amount of funds Borrower would like to utilize from the Proceeds Account (the “Requested Amount”) and the proposed use thereof by Borrower. Notwithstanding the foregoing, Borrower shall only be entitled to receive amounts in the Proceeds Account in excess of $5,000,000 (i.e. if there is $5,500,000 in such account only $500,000 will be available to Borrower).”

(m) Section 2.11(a) of the Loan Agreement shall be amended by deleting the reference to “0.25%” appearing therein and substituting “0.50%” therefore.

(n) Sections 2.11(c) and (d) of the Loan Agreement shall be deleted in their entirety.

(o) Section 3.3 of the Loan Agreement shall be amended by deleting the reference to “February 2, 2012” appearing therein and substituting “August 3, 2012” therefore.

(p) Section 3.5 of the Loan Agreement shall be amended by deleting the proviso to the first sentence thereof in its entirety and substituting therefor the following:

“provided, however, that upon termination pursuant to this Section 3.5, Borrower shall pay to Agent on behalf of the Lenders an early termination fee (the “Early Termination Fee”) in an amount equal to the amount of the Revolver Commitment so terminated times 0.50% if such termination occurs prior to the second anniversary of the Second Amendment Effective Date (thereafter, no Early Termination Fee shall apply); provided, further, that no Early Termination Fee shall apply if such termination occurs on or before the date that is 120 days after the Second Amendment Effective Date so long as no Event of Default has occurred and is continuing at the time of such termination.”

(q) Section 4.6 of the Loan Agreement shall be amended by deleting the last sentence thereof in its entirety and substituting therefor the following:

“Agent shall have the right, upon reasonable notice to Borrower, to conduct periodic commercial finance exams and appraisals using third party appraisal firms at the expense of Borrower provided, that Borrower shall only be obligated to pay for two commercial finance exams and two appraisals during any twelve (12) month period unless (i) an Event of Default has occurred and is continuing or (ii) Availability is less than $10,000,000, in which case Borrower shall pay for all commercial finance exams and appraisals conducted during the continuance of such Event of Default or so long as Availability is less than $10,000,000.”

(r) Section 6.17 of the Loan Agreement shall be deleted in its entirety.

(s) Section 7.15 of the Loan Agreement shall be amended by deleting such Section in its entirety and substituting therefor the following:

“7.15 Minimum Availability. The Credit Parties shall have at all times Availability (without giving effect to any outstanding obligations referenced in clause (b) of the definition of Obligations) equal to or greater than the sum of (a) the greater of (i) 10% of the Borrowing Base and (ii) $1,500,000 plus (b) at all times during any fiscal year for which Borrower and Agent have failed to agree to reset the maximum amount of Capital Expenditures permitted by Section 7.16 for such fiscal year, $500,000.”

(t) Section 7.16 of the Loan Agreement shall be amended by deleting such Section in its entirety and substituting therefor the following:

“7.16 Maximum Capital Expenditures. The Credit Parties shall not incur Capital Expenditures during the fiscal year ending December 31, 2009 in excess of $2,000,000. For each fiscal year thereafter, the maximum amount of Capital Expenditures permitted to be incurred by the Credit Parties pursuant to this Section shall be reset upon the mutual agreement of Borrower and Agent within 30 days of Agent’s receipt of Borrower’s Projections for such fiscal year in accordance with Section 6.3(c). If no such agreement shall have been reached within such 30 day period, the minimum amount of Availability required to be maintained by the Credit Parties pursuant to Section 7.15 shall be increased during such fiscal year by $500,000 over the amount otherwise required by such Section.”

(u) Clause (a) of Schedule 6.2 to the Loan Agreement shall be amended and restated in its entirety as follows:

“(a) Borrowing Base Certificate. On a weekly basis, not later than from the end of each week, Borrower shall provide to Agent a signed borrowing base certificate, in form as approved by Agent and including a detailed calculation of the Borrowing Base (including detail regarding those Credit Card Receivables of the Credit Parties that are not Eligible Accounts) in the form of Exhibit M to the Second Amendment (a “Borrowing Base Certificate”). Such certificate may be sent to Agent electronically (with an electronic signature) or by facsimile transmission, provided, that in each case, upon request by Agent, the original thereof is forwarded to Agent on the date of such transmission. No adjustments to the Borrowing Base Certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Agent from time to time.”

(v) Exhibit M to the Loan Agreement (form of Borrowing Base Certificate) shall be amended and replaced in its entirety with the form of Borrowing Base Certificate attached as Exhibit M hereto.

(w) Section 15.1 of the Loan Agreement shall be amended by deleting the last sentence thereof (beginning with the text “For purposes of clarification”) in its entirety.

2. Consent and Waiver. The Lenders hereby waive any Default or Event of Default resulting from a breach of Section 7.7 of the Loan Agreement arising solely in connection with the Stock Sale. The Lenders hereby consent to the consummation of the Stock Sale on the terms and conditions set forth in the Stock Purchase Agreement.

3. Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) of Agent’s receipt (on behalf of itself and each of the Lenders) from Borrower of each of the following, all of which shall be in form and substance satisfactory to Agent:

(a) Amendment. A counterpart of this Amendment duly executed by Borrower, Agent and the Lenders.

(b) Consummation of Stock Sale. Evidence that Borrower has consummated the Stock Sale on terms acceptable to Agent in all respects, including but not limited to Borrower’s receipt of gross proceeds thereof of no less than $15,000,000 (which proceeds, net of transaction costs, shall be no less than $13,000,000) (such proceeds, the “New Proceeds”).

(c) Application of New Proceeds. An amount of New Proceeds equal to at least $5,000,000 shall have been applied by Borrower to prepay outstanding Obligations under and pursuant to the terms of the Loan Agreement (provided, that any Advances so prepaid may be reborrowed subject to Section 3.2 of the Loan Agreement).

(d) Closing of US Bank Deposit Account. Evidence that Borrower has closed that certain Deposit Account number 456000422 previously maintained by Borrower at U.S. Bank National Association and deposited all funds and other items previously maintained therein (the “US Bank Proceeds”) into the Proceeds Account (as defined in Section 1(l) above).

(e) Minimum Availability. A Borrowing Base Certificate demonstrating (i) Availability as of the Effective Date of at least $5,000,000 after giving effect to (A) the consummation of the Stock Sale and Borrower’s receipt of the New Proceeds (net of all transaction costs related thereto) and (B) the payment of all amounts (including fees and expenses) with respect to Indebtedness and other liabilities of Borrower required to be paid by Borrower to bring all such Indebtedness and other liabilities reasonably current as of the Effective Date, and (ii) Gross Availability as of the Effective Date of at least $10,000,000. For purposes of this paragraph, “Gross Availability” means an amount equal to the Borrowing Base, less the then extant amount of outstanding Obligations (without giving effect to any outstanding obligations referenced in clause (b) of the definition of Obligations), plus New Proceeds and US Bank Proceeds to the extent such New Proceeds and US Bank Proceeds (i) are on deposit in the Proceeds Account and (ii) are subject to the first priority Lien of Agent.

(f) Amendment Fee. An amendment fee payable by Borrower to Agent in the amount of $200,000 (the “Amendment Fee”), which Amendment Fee shall be fully earned as of the Effective Date and payable in separate installments equal to (i) $50,000 on the Effective Date and (ii) the remaining $150,000 on December 4, 2009 (the “Payment Date”); provided, that if Borrower terminates the Loan Agreement in accordance with Section 3.5 thereof on or before the Payment Date, Agent agrees to waive, and Borrower shall not be obligated to pay, the $150,000 portion of the Amendment Fee otherwise payable on the Payment Date. The Amendment Fee shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs or expenses payable pursuant to the Loan Agreement, the Fee Letter or any other Loan Documents. The Amendment Fee shall be deemed fully earned on the Effective Date and non-refundable upon payment thereof to Agent.

(g) Opinion of Counsel. An opinion of counsel addressed to Agent and each of the Lenders as of the Effective Date in form and substance satisfactory to Agent in its Permitted Discretion.

(h) Approvals. Evidence that all necessary governmental and third party approvals in connection with this Amendment, the Stock Purchase Agreement and the transactions contemplated hereby and thereby and otherwise referred to herein and therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of this Amendment, the Stock Purchase Agreement or the transactions contemplated hereby or thereby and otherwise referred to herein or therein except for those approvals of non-Governmental Authorities under contracts which are not material and which are not required to be delivered at the closing hereof or thereof. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing material adverse conditions upon all or any part of this Amendment or the transactions contemplated hereby.

(i) Other Documents. Such other documents, instruments and agreements as Agent may reasonably request.

4. Representations and Warranties of Borrower. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders that:

(a) Representations and Warranties. After giving effect to this Amendment and the transactions referenced herein, (i) no Default or Event of Default has occurred or is continuing and (ii) no representation or warranty of any Credit Party contained in the Loan Agreement or any of the other Loan Documents, including this Amendment, is untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct as of such earlier date.

(b) Authorization, etc. Borrower has the power and authority to execute, deliver and perform this Amendment. Borrower has taken all necessary action to authorize its execution, delivery and performance of this Amendment. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with Borrower’s execution, delivery and performance of this Amendment, except for those already duly obtained. This Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). Borrower’s execution, delivery or performance of this Amendment does not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Borrower by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture or instrument to which Borrower is a party or which is binding upon it, (ii) any law or regulation or order or decree of any court applicable to Borrower, or (iii) the certificate of incorporation or bylaws of Borrower.

5. Release. In consideration of the agreements of Agent and Lenders set forth herein, Borrower hereby releases, remises, acquits and forever discharges Agent and Lenders, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Amendment, the Loan Agreement or the Loan Documents (collectively, the “Released Matters”). Borrower hereby acknowledges that the foregoing releases in this Amendment are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Borrower hereby represents and warrants to each of Agent and any Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

BORROWER AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AMENDMENT. BORROWER WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES HEREUNDER.

6. Covenant Not to Sue. Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Released Matters released, remised and discharged by such Person pursuant to Section 5 above. If Borrower or any of its successors, assigns or other legal representatives violates the foregoing covenant, both the Person violating such covenant and Borrower, on a joint and several basis, shall be obligated to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

7. Effect on the Loan Agreement and Loan Documents. Except as expressly set forth herein, all of the terms, conditions and covenants of the Loan Agreement and the other Loan Documents shall remain unaltered and in full force and effect and shall be binding upon Borrower in all respects and are hereby ratified and confirmed.

8. Costs and Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto.

9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Amendment by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Amendment.

10. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

11. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

12. Reviewed by Attorneys. Borrower represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, (b) has been afforded an opportunity to have this Amendment reviewed by, and to discuss this Amendment and the documents executed in connection herewith, with such attorneys and other persons and advisors as Borrower may wish, and (c) has entered into this Amendment and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Amendment nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Amendment and the other documents executed pursuant hereto or in connection herewith.

13. Incorporation of Loan Agreement. The provisions contained in Article 13 of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

14. Acknowledgement of Security Interest. Borrower hereby acknowledges, confirms and agrees that Agent and Lenders have and shall continue to have a valid, enforceable and perfected first-priority lien upon and security interest in the Collateral granted to Agent and Lenders pursuant to the Loan Agreement and the other Loan Documents or otherwise granted to or held by Agent and Lenders.

[signature page to follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

DESIGN WITHIN REACH, INC.

By:	/s/ Theodore R. Upland III
Name:	Theodore R. Upland III
Title:	Chief Financial Officer

WELLS FARGO RETAIL FINANCE, LLC, individually and as Agent

By:	/s/ Joseph Burt
Name:	Joseph Burt
Title:	Vice President